Exhibit 2.6

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”) to which this exhibit is filed, Cool Company Ltd. (the “Company”, “we”, “us” and “our”) only had common shares registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Title of each class	Trading symbol	Name of each exchange on which registered
Common shares, par value $1.00 per share	CLCO	New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report.

The following description of our common shares summarizes certain provisions of our memorandum of association and our bye-laws . Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as Exhibits to the Annual Report.

DESCRIPTION OF ORDINARY SHARES
General

A.    Share Capital

Our authorized share capital of $400,000,000 consists of 400,000,000 common shares, par value $1.00 per share. There are 53,688,462 common shares issued and outstanding, and no preference shares issued and outstanding. All of our issued and outstanding common shares are fully paid.

Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares if issued.

Although we are incorporated in Bermuda, we are classified as a nonresident of Bermuda for exchange control purposes by the Bermuda Monetary Authority. Other than transferring Bermuda Dollars out of Bermuda, there are no restrictions on our ability to transfer funds into or out of Bermuda to pay dividends to U.S. residents who are holders of our common shares or other non-resident holders of our common shares in currency other than Bermuda Dollars.

Any cash dividends payable to holders of our common shares listed on the NYSE will be paid to Broadridge Corporate Issuer Solutions, Inc., our paying agent in the United States for disbursement to those holders.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.

Where our shares are listed or admitted to trading on any appointed stock exchange, such as the NYSE, they will be transferred in accordance with the rules and regulations of such exchange.

B. Memorandum and Articles of Association

The following is a description of the material terms of our amended and restated bye-laws. The following descriptions of share capital and provisions of our amended and restated bye-laws are summaries and are qualified by reference to our amended and restated bye-laws, a copy of which was filed with the SEC as an Exhibit to the Annual Report.

For information regarding the rights, preferences and restrictions attaching to our common shares, please see the section titled “A. Share Capital” above.

General

We are incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda (the “Registrar”) under registration number 54129. We were incorporated on October 31, 2018 under the name Cool Company Ltd. Our registered office is located at 2nd Floor, S.E. Pearman Building, 9 Par-La-Ville Road, Hamilton, HM 11, Bermuda.

The objects of our business are unrestricted, and the company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting and the Board of Directors may convene a special general meeting. Under our bye-laws, at least seven days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of all issued and outstanding common shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate

Election and Removal of Directors

The number of directors of the Company shall be five unless the shareholders by resolution determine such number otherwise. Each director appointed shall hold office until the next annual general meeting following his or her election or until their successor is elected. Our bye-laws provide that the appointment of each director shall be determined by a simple majority of votes cast at a properly constituted meeting where quorum is maintained. In addition, our bye-laws also provide that our Board of Directors, so long as a quorum of directors remains in office and the Board is granted the power to do so during a general meeting, shall have power at any time to appoint any individual to be a director so as to fill a casual vacancy. The director so appointed shall serve until the next annual general meeting or until their replacement is determined in accordance with the bye-laws.

In accordance with our bye-laws, a director may be removed, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his or her removal. The removal of a director shall be determined by a simple majority of votes cast at a properly constituted meeting where quorum is maintained.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors is determined by the shareholders at a general meeting and in the absence of such a determination to the contrary, such compensation shall be deemed to accrue from day to day. Our directors may also be paid all travel, hotel and other reasonable out of pocket expenses properly incurred by them in connection with our business or their duties as directors as may be determined in accordance with our bye-laws.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law and the majority of the Board approves, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proven. Subject to Section 14 of the Securities Act, which renders void any purported waiver of the provisions of the Securities Act, our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders, which includes the affirmative vote of a majority of all votes cast on the resolution. In the case of certain bye-laws, such as the bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and the affirmative vote of at least 66% of all votes entitled to be cast on the resolution at a general meeting of the shareholders.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation that has been approved by the Board of Directors must only be approved by a simple majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 33 1/3% of all issued and outstanding common shares.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law.

The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

In addition, our bye-laws contain a provision by virtue of which unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act, to the fullest extent permitted by applicable law, shall be the United States federal district courts. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. If any action the subject matter of which is within the scope of the exclusive forum provision is filed in a court other than the United States federal district courts, the plaintiff or plaintiffs shall be deemed by this provision of the bye-laws (i) to have consented to removal of the action by us to the United States federal district courts, in the case of an action filed in a state court, and (ii) to have consented to transfer of the action pursuant to the United States federal district courts. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and in any event, our shareholders cannot waive compliance with federal securities laws and the rules and regulations thereunder.

Capitalization of Profits and Reserves

Pursuant to our bye-laws, our Board of Directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

The transfer agent and registrar for our common shares is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 51 Mercedes Way, Edgewood, NY 11717, and its telephone number is +1 800 353 0103.

Untraced Shareholders

Our bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Specific permission from the Bermuda Monetary Authority is required for all issues and transfers of securities of Bermuda companies involving persons who are non-resident, other than in cases where general permission has been given to such issue and subsequent transfer. General permission was given by the Bermuda Monetary Authority for the issue and subsequent transfer of our shares listed on NYSE, to and between persons who are non-resident for exchange control purposes provided that our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness.

Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this Exhibit. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Comparison of Shareholder Rights

Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their shareholders.

The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their shareholders.

Bermuda			Delaware
Shareholder meetings
–	May be called by the Board of Directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.	–	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
–	May be held in or outside Bermuda.	–	May be held in or outside of Delaware.
–	Notice:	–	Notice:
	– Shareholders must be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.		– Written notice shall be given not less than 10 nor more than 60 days before the meeting.
	– Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.		– Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.
Shareholder’s voting rights
–	Shareholders may act by written consent to elect directors or appoint an auditor. Shareholders may not act by written consent to remove a director or auditor.	–	With limited exceptions, shareholders may act by written consent to elect directors.
–	Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy, provided the instrument appointing the proxy is in the form specified by the bye-laws or such other form as the board of directors may determine.	–	Any person authorized to vote may authorize another person or persons to act for him or her by proxy.
–	The voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.	–	For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.
–	Our bye-laws provide that when a quorum is once present in general meeting it is not broken by the subsequent withdrawal of any shareholders.	–	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
–	The bye-laws may provide for cumulative voting, although our bye-laws do not.	–	The certificate of incorporation may provide for cumulative voting.

Bermuda			Delaware
–	The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.	–	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.
–	Subject to its bye-laws, a company may at any meeting of its Board of Directors sell, lease or exchange all or substantially all of its property and assets as its Board of Directors deems expedient and in the best interests of the company to do so.	–	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.
–	Any company which is the wholly-owned subsidiary of a holding company, or one or more companies which are wholly-owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders in accordance with the Companies Act, provided that the approval of the Board of Directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.	–	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.
–	Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.	–	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.
Directors
–	The Board of Directors must consist of at least one director.	–	The board of directors must consist of at least one member.
–	The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the Board of Directors and/or the shareholders in accordance with the company’s bye-laws.	–	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.
–	Removal:	–	Removal:
	– Under our bye-laws, any or all directors may be removed, only with cause, by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.		– Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
– In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Bermuda			Delaware
Duties of directors
–	The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye- laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a Board of Directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

– a duty to act in good faith in the best interests of the company;

– a duty not to make a personal profit from opportunities that arise from the office of director;
– a duty to avoid conflicts of interest; and

	– a duty to exercise powers for the purpose for which such powers were intended.	–	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.
– The Companies Act imposes a duty on directors and officers of a Bermuda company: – to act honestly and in good faith with a view to the best interests of the company; and – to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	–	In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.

However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
–	The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Our shareholders may not have a direct cause of action against our directors.
Takeovers
–	An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

Bermuda		Delaware
–	– By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.	– –	Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting shareholders of the subsidiary are entitled to certain appraisal rights.

Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested shareholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.
–	– If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.
–	– Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Bermuda			Delaware
Dissenter’s rights of appraisal
–	A dissenting shareholder (that did not vote in favor of the amalgamation or merger and who is not satisfied that the fair value has been offered for his shares) of a Bermuda exempted company may, within one month of notice of the shareholders’ meeting, apply to the Bermuda Supreme Court to appraise the fair value of those shares. Note that each share of an amalgamating or merging company carries this right to vote in respect of the amalgamation or merger whether or not it otherwise carries the right to vote.	–	With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.
		–	The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.
Dissolution
–	Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation.

	Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar. The general meeting must be held within five weeks of the making of the declaration and will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.	–	Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all shareholders entitled to vote thereon consent in writing to such dissolution.
Shareholder’s derivative actions
–	Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.	–	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.